Exhibit 10(a)(iv)
FY08 U.S. Employees
Restricted Stock Unit Award and Agreement
[DATE]
Dear                                         :
H. J. Heinz Company is pleased to confirm that, effective as of                     , you have been granted an award of Restricted Stock Units (“RSUs”) [for Fiscal Year                     ] in accordance with the terms and conditions of the Second Amended and Restated H.J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “Plan”). This Award is also made under and governed by the terms and conditions of this letter agreement (“Agreement”), which shall control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meanings as the capitalized terms in the Plan, which are hereby incorporated by reference into this Agreement.
1.	RSU Award. You have been awarded a total of RSUs [for Fiscal Year ].

2.	RSU Account. RSUs entitle you to receive a corresponding number of shares of H. J. Heinz Company Common Stock (“Common Stock”) in the future, subject to the conditions and restrictions set forth in this Agreement, including, without limitation, the vesting conditions set forth in Paragraph 3 below. Your RSUs will be credited to a separate account established and maintained by the Company on your behalf or by a third party engaged by the Company for the purpose of implementing, administering and managing the Plan. Until the Distribution Date (as defined herein), your RSUs are treated as unvested deferred compensation amounts, the value of which is subject to change based on increases or decreases in the market price of the Common Stock. Because the RSUs are not actual shares of Common Stock, you cannot exercise voting rights on them until the Distribution Date.

3.	Vesting. You will become vested in the RSUs credited to your account according to the following schedule: .

4.	Termination of Employment. The termination of your employment with the Company will have the following effect on your RSUs:
(a)	Retirement, Disability or Involuntary Termination without Cause. If the termination of your employment with the Company is the result of Retirement, Disability or Involuntary Termination without Cause, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, subject to the requirements of Paragraph 5 of this

Agreement, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(b)	Death. In the event that you should die while you are continuing to perform services for the Company or following Retirement, any RSUs that remain unvested as of the date of your death shall continue to vest in accordance with the vesting schedule set forth in Paragraph 3 above, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(c)	Good Reason. If your employment with the Company terminates for Good Reason, any RSUs that remain unvested as of your Date of Termination shall vest as set forth in the Plan.

(d)	Other Termination. If your employment with the Company terminates for any reason other than as set forth in subparagraphs (a), (b) or (c) above, including without limitation any voluntary termination of employment or an involuntary termination for Cause, no further vesting will occur and you will immediately forfeit all of your rights in any RSUs that remain unvested as of your Date of Termination.
5.	Non-Solicitation/Confidential Information. In partial consideration for the RSUs granted to you hereunder, you agree that you shall not, during the term of your employment by the Company and for 12 months after termination of your employment, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any other employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose the Confidential Information (as defined below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge that the breach or threatened breach of this Paragraph 5 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or threatened breach of this Paragraph 5. Any breach by you of the provisions of this Paragraph 5 will, at the option of the Company and in addition to all other rights and remedies available to the Company at law, in equity or under this Agreement, result in the immediate forfeiture of all of your rights in any RSUs that remain unvested as of the date of such breach.

“Confidential Information” as used herein shall mean technical or business information not readily available to the public or generally known in the trade, including but not limited to inventions; ideas; improvements; discoveries;

developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you, or information which the Company received from third parties under an obligation of confidentiality.

6.	Dividends. An amount equal to the dividends payable on the shares of Common Stock represented by your unvested RSUs will be paid directly to you as soon as practicable following the date on which a dividend is declared by the Company. These payments will be calculated based upon the number of RSUs credited to your account as of the record date. These payments will be reported as income to the applicable taxing authorities, and federal, state, local and/or foreign income and/or any employment taxes will be withheld from such payments as and to the extent required by applicable law.

7.	Distribution. All RSU distributions will be made in the form of actual shares of Common Stock and will be distributed to you on one of the following dates (each, a “Distribution Date”):
(a)	Default Distribution Date. Shares of Common Stock representing your RSUs will be distributed to you on the date the RSUs vest, or, if such date is not a business day, on the next business day, unless you have already made an election to defer receipt to a later date[, as provided in subparagraph (b) below].

(b)	[Deferred Distribution Date. You may have elected to defer distribution of your RSUs to a date subsequent to the Default Distribution Date by providing a written election form to the Company in accordance with the provisions of Internal Revenue Code Section 409A.]

(c)	Section 16 Reporting Person Exception. If you are a reporting person of the Company under Section 16 of the Securities Act of 1934 on the Distribution Date, the Distribution Date will automatically be deferred to the close of business on the day following the last day of your employment with the Company.

(d)	Specified Employee. If you are a “specified employee,” as defined in Internal Revenue Code section 409A(a)(2)(B)(i) on your deferred distribution date, your distribution will be automatically deferred until the date that is six (6) months after your “separation from service,” regardless of your deferred distribution election.
Subject to Paragraph 7(d), certificates representing the distributed shares of Common Stock will be delivered to the firm maintaining your account as soon as practicable after a Distribution Date occurs. Notwithstanding the foregoing, and subject to Paragraph 7(d), all vested RSUs will be immediately distributed to you at the close of business on the day following the last day of your employment with the Company, or as soon as practicable thereafter, if you terminate employment with the Company for any reason and deferred RSUs that vest after the date of your termination will be immediately distributed to you as they vest, despite any deferral election. Notwithstanding the foregoing, RSU distributions will be made at a date other than as described above to the extent necessary to comply with the requirements of Internal Revenue Code section 409A.
8.	Impact on Benefits. [To the extent that your RSU Award is or is related to an annual RSU award,] the face value of the award on the date of the grant (the number of RSUs multiplied by the closing price, as listed on the New York Stock Exchange, of the shares of Common Stock represented by the RSUs on the date of the grant) will be included as compensation for the year of the grant for purposes of the H.J. Heinz Company Supplemental Executive Retirement Plan and the H.J. Heinz Company Employees Retirement and Savings Excess Plan, regardless of whether or not the RSUs subsequently vest.

9.	Tax Withholding. On the Distribution Date, the Company will withhold a number of shares of Common Stock that is equal, based on the Fair Market Value of the Common Stock on the Distribution Date, to the amount of the federal, state, local, and/or foreign income and/or employment taxes required to be collected or withheld with respect to the distribution, or make arrangements satisfactory to the Company for the collection thereof.

10.	Non-Transferability. Your RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered except by will or the laws of descent and distribution. You may also designate a beneficiary(ies) in the event that you die before a Distribution Date occurs, who shall succeed to all your rights and obligations under this Agreement and the Plan. If you do not designate a beneficiary, your RSUs will pass to the person or persons entitled to receive them under your will. If you shall have failed to make a testamentary disposition of your RSUs in your will or shall have died intestate, your RSUs will pass to the legal representative or representatives of your estate.

11.	Employment At-Will. You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of Company to terminate your employment at any time, with or without cause, and with or without notice.

12.	Collection and Use of Personal Data. You consent to the collection, use, and processing of personal data (including name, home address and telephone number, identification number and number of RSUs held) by the Company or a third party engaged by the Company for the purpose of implementing, administering and managing the Plan and any other stock option or stock incentive plans of the Company (the “Plans”). You further consent to the release of personal data to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Plans. You hereby waive any data privacy rights with respect to such data to the extent that receipt, possession, use, retention, or transfer of the data is authorized hereunder.

13.	Future Awards. The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While RSUs or other awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one time event, is not an entitlement to an award of RSUs in the future, and does not create any contractual or other right to receive an award of RSUs, compensation or benefits in lieu of RSUs or any other compensation or benefits in the future.

14.	Compliance with Stock Ownership Guidelines. All RSUs granted to you under this Agreement shall be counted as shares of Common Stock that are owned by you for purposes of satisfying the minimum share requirements under the Company’s Stock Ownership Guidelines (“SOG”). Notwithstanding the foregoing, you acknowledge and agree that, with the exception of the number of shares of Common Stock withheld to satisfy income tax withholding requirements pursuant to Paragraph 9 above, the shares of Common Stock represented by the RSUs granted to you hereunder cannot be sold or otherwise transferred, even after the Distribution Date, unless and until you have met SOG’s minimum share ownership requirements. The Management Development & Compensation Committee will not approve additional RSU awards to you unless you are in compliance with the terms of this Paragraph 14 and the SOG requirements.

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

This RSU Award is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

H. J. HEINZ COMPANY
By:	/s/ William R. Johnson
William R. Johnson
Chairman of the Board, President and Chief Executive Officer

Accepted:

Date: